Exhibit 99.1

Covalent Reports Results for First Quarter 2004

WAYNE, Pa., May 11, 2003. Covalent Group, Inc. (Nasdaq: CVGR) today announced its financial results for the first quarter ended March 31, 2004.

Net revenue for the quarter was $5.3 million as compared to $6.4 million for the same period last year. This decrease was due primarily to the impact of several projects entering the later stages of their development schedules and slower than expected start-up of new projects. Net revenue excludes reimbursements for out-of-pocket expenses. Income from operations for the quarter was $30 thousand, or 1% of net revenue. This reflected a gross margin that was lower than our historical norm due to a less favorable mix of business. We anticipate that our gross margins will improve in the second half of 2004. As a result of these factors, net income for the quarter ended March 31, 2004 was $27 thousand, or $0.00 per diluted share. This represents a significant improvement from our previous two quarters but is less than the $0.04 per diluted share for the first quarter of 2003. New business awards in the first quarter totaled approximately $4.8 million. The Company ended the quarter with a backlog of approximately $11.0 million.

Kenneth M. Borow, M.D., President and Chief Executive Officer, commented, “After two especially challenging quarters, we have now returned to positive net income in the first quarter of this year. We are seeing signs that our business is beginning to trend in a manner that is more consistent with our company’s past performance. The benefits of our business development efforts are beginning to become evident. We are attracting opportunities to bid on new business from both current and new clients across multiple therapeutic areas. Many of these opportunities are the result of our known expertise in the design and conduct of complex clinical trials as well as Covalent’s higher visibility in the CRO marketplace due to our multiple successes in 2003. The year 2004 has already seen the following accomplishments for our company:

•	Our global counter-bioterrorism vaccine program is approaching critical mass. Over the past few months we have announced the signing of three distinct counter-bioterrorism vaccine development programs targeted against botulinum neurotoxin, Venezuelan equine encephalitis and plague. While the total value of these Phase 1 contracts is relatively small, the potential value of each of the full development programs is quite large. Each development program is separately funded and reviewed.

•	We have initiated a Phase 2 cardiovascular trial for a Sponsor new to Covalent. This study is part of a larger development program planned to begin later this year or early in 2005.

•	We have announced additional strategic partnerships that consolidate our clinical research offerings and capabilities in Eastern Europe and South and Central America. This should make Covalent more competitive in the global clinical trials marketplace.”

Dr. Borow continued, “Our new business efforts continue to be vigorous and focused and our business development pipeline is robust. We remain confident that we will meet our previously stated 2004 new business target of $30 million, which represents a 38 percent increase over 2003. We are very optimistic about our current and future opportunities for financial growth and expect to be profitable for the full year 2004.”

On Wednesday, May 12, 2004, at 9:00 a.m. EDT, Covalent will host a conference call to discuss its first quarter 2004 results. The conference call will be available by calling 888-694-4676 (for the U.S.A. and Canada). International callers may dial 973-935-8512. A replay of the call will be available until May 18, 2004 by dialing 877-519-4471 (for the U.S.A. and Canada), confirmation number 4763792. International callers may dial 973-341-3080. Access to a replay of the call will also be available on Covalent’s website, www.covalentgroup.com, by the end of the day on May 12, 2004.

About Covalent Group

Covalent Group is a clinical research organization that is a leader in the design and management of complex clinical trials for the pharmaceutical, biotechnology and medical device industries. The Company’s mission is to provide its clients with high quality, full-service support for their clinical trials. Covalent offers therapeutic expertise, experienced team management and advanced technologies. The Company has clinical trial experience across a wide variety of therapeutic areas such as vaccines, biologics, gene therapy, immunology, cardiovascular, endocrinology/metabolism, diabetes, neurology, oncology, infectious diseases, gastroenterology, dermatology, hepatology, women’s health and respiratory medicine. Covalent believes that its leadership in the design of complex clinical trials, its application of innovative technologies, therapeutic expertise and commitment to quality offer its clients a means to more quickly and cost effectively develop products through the clinical trial process. In addition, the Company’s use of its proprietary TeleTrial® technology to support its drug development services creates consistency in the way it conducts clinical trials globally. With its wholly-owned international subsidiary, Covalent Group, Ltd., as well as its Strategic Partners operating in South America, Eastern Europe, Russia and Ukraine, and Australia, New Zealand, and the Asia-Pacific region, Covalent is able to meet the global drug development needs of its clients.

This press release contains forward-looking statements identified by words such as “estimate,” “project,” “expect,” “intend,” “believe,” “anticipate” and similar expressions. Actual results might differ materially from those projected in, expressed in or implied by the forward-looking statements. Potential risks and uncertainties that could affect the Company’s future operating results and financial condition include, without limitation: (i) our success in attracting new business and retaining existing clients and projects; (ii) the size, duration, and timing of clinical trials; (iii) the termination, delay or cancellation of clinical trials; (iv) the timing difference between our receipt of contract milestone or scheduled payments and our incurring costs to manage these trials; (v) outsourcing trends in the pharmaceutical, biotechnology and medical device industries; (vi) the ability to maintain profit margins in a competitive marketplace; (vii) our ability to attract and retain qualified personnel; (viii) the sensitivity of our business to general economic conditions; and (ix) other economic, competitive, governmental and technological factors affecting our operations, markets, products, services and prices. Additional information concerning factors that could cause actual results to materially differ from those in forward-looking statements is contained in Covalent Group’s SEC filings, including its Registration Statement on Form S-3, Annual Report on Form 10-K and other periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from Covalent Group’s investor relations department.

Investor relations contact:	John Capodanno, (646) 536-7026
Media contact:	Gregory Q. Tiberend, (646) 536-7005
Contact us on-line:	www.covalentgroup.com

Covalent Group, Inc.

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended March 31,
	2004	2003
Net revenue	$5,282,585	$6,387,062
Reimbursement revenue	1,640,133	1,015,196

Total Revenue	6,922,718	7,402,258

Operating Expenses
Direct	3,675,580	3,902,251
Reimbursement out-of-pocket expenses	1,640,133	1,015,196
Selling, general and administrative	1,323,460	1,474,355
Depreciation and amortization	253,880	203,461

Total Operating Expenses	6,893,053	6,595,263

Income from Operations	29,665	806,995
Interest Income	757	5,030
Interest Expense	(2,828)	(1,785)

Net Interest Income (Expense)	(2,071)	3,245

Income before Income Taxes	27,594	810,240

Income Tax Provision	489	328,147

Net Income	$27,105	$482,093

Net Income per Common Share

Basic	$0.00	$0.04
Diluted	$0.00	$0.04

Weighted Average Common and Common Equivalent Shares Outstanding

Basic	13,085,410	12,652,083
Diluted	13,229,007	13,021,025

See accompanying notes to the consolidated financial statements.

PART I FINANCIAL INFORMATION

ITEM 1.

Covalent Group, Inc.

Consolidated Balance Sheets

(Unaudited)

	March 31, 2004	December 31, 2003
Assets
Current Assets
Cash and cash equivalents	$2,485,989	$2,069,687
Restricted cash	893,384	604,185
Accounts receivable	8,857,037	5,872,137
Prepaid expenses and other	324,089	166,322
Prepaid taxes	589,519	1,074,771
Costs and estimated earnings in excess of related billings on uncompleted contracts	6,646,794	8,578,153

Total Current Assets	19,796,812	18,365,255

Property and Equipment, Net	1,552,423	1,805,331

Other Assets	21,665	21,665

Total Assets	$21,370,900	$20,192,251

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$3,932,917	$3,545,039
Accrued expenses	1,699,491	263,664
Obligations under capital leases	21,925	24,268
Billings in excess of related costs and estimated earnings on uncompleted contracts	932,077	1,181,426
Customer advances	2,598,641	3,032,758

Total Current Liabilities	9,185,051	8,047,155

Long Term Liabilities
Obligations under capital leases	81,320	87,018
Other liabilities	668,965	698,050
Deferred income tax	18,310	18,310

Total Long Term Liabilities	768,595	803,378

Total Liabilities	9,953,646	8,850,533

Stockholders’ Equity
Common stock, $.001 par value 25,000,000 shares authorized, 13,242,133 and 13,235,483 shares issued and outstanding respectively	13,242	13,235
Additional paid-in capital	11,385,664	11,372,674
Retained earnings	317,023	289,918
Accumulated other comprehensive income	160,299	124,865

Less:	11,876,228	11,800,692
Treasury stock, at cost, 152,932 shares	(458,974)	(458,974)

Total Stockholders’ Equity	11,417,254	11,341,718

Total Liabilities and Stockholders’ Equity	$21,370,900	$20,192,251

See accompanying notes to the consolidated financial statements.